Exhibit 99.1

N E W S R E L E A S E		Cinergy Corp. 139 East Fourth Street P.O. Box 960 Cincinnati, OH 45201-0960

News contact:	Steve Brash 513-287-2226
Angeline Protogere 317-838-1338

Investor contact:	Brad Arnett 513-287-3024

Website:	www.cinergy.com

FOR IMMEDIATE RELEASE — January 31, 2006

CINERGY REPORTS STRONG FOURTH QUARTER EARNINGS,

CONTRIBUTING TO SOLID 2005 RESULTS

Webcast of Analyst Conference Call Scheduled Today for 9:00 a.m. EST on Cinergy.com

CINCINNATI — Cinergy Corp. (NYSE:CIN) today reported net income for the fourth quarter of 2005 of $190 million, or $0.95 per share on a diluted basis, compared with net income of $146 million, or $0.79 per share on a diluted basis for the fourth quarter of 2004.  Full year 2005 net income was $490 million, or $2.46 per share on a diluted basis, compared with net income of $401 million, or $2.18 per share on a diluted basis in 2004.

Excluding the impacts of certain adjustments described below, adjusted earnings for the fourth quarter of 2005 were $0.77 per share, compared with $0.71 per share for the fourth quarter of 2004.  Adjusted earnings for the full year 2005 were $2.81 per share, compared to $2.42 per share in 2004.

“We’re very pleased to end the year on a high note,” said James E. Rogers, chairman and chief executive officer.  “Strong demand growth, even in the face of rising prices, and solid performance from our commercial power and gas businesses were two important factors behind the quarter’s results.  I’m also proud that we were able to maintain our 2005 ongoing operating and maintenance costs at 2004 levels.”

Other factors that led to the solid performance in 2005 include:

•                                                      Constructive regulatory recovery of the increased costs to generate and deliver reliable service to our customers;

•                                                      Strong results from our optimization group, which capitalized on rising fuel and emission allowance prices without compromising the company’s future needs; and

•                                                      Favorable weather.

Unaudited consolidated statements of income for the quarters and years ended December 31, 2005 and 2004, and unaudited consolidated balance sheets as of December 31, 2005 and December 31, 2004 can be found in Schedules 1 and 2, respectively, of this release.

Earnings Adjustments

Cinergy uses adjusted earnings internally for analysis of performance and for reporting results to the Board of Directors to provide a more meaningful representation of Cinergy’s fundamental earnings power.  The company also uses adjusted earnings when communicating its earnings outlook to analysts and investors.

Reported earnings for the fourth quarter of 2005 were negatively impacted by ($0.01) per share in connection with a change in accounting principle relating to certain asset retirement obligations.  The quarter’s earnings also reflected the benefit of $0.24 per share resulting from the recognition of a net mark-to-market gain on gas, fuel and power contracts that hedge our gas storage and generation portfolios.  These contracts, which are economic hedges, do not meet the accounting requirements to qualify for accrual accounting.   Fourth quarter 2005 reported earnings were reduced by ($0.05) per share for severance payments and certain costs incurred in connection with the proposed merger with Duke Energy announced in May 2005.

During the quarter, Cinergy completed the sale of a wholly-owned international subsidiary engaged in the generation and sale of heat and electricity, and recorded an impairment charge taken in connection with steps to monetize an investment in a North American energy service business. These investments have been presented as discontinued operations in Cinergy’s consolidated statements of income.  While these events did not impact the fourth quarter of 2005 results, the full year results include a net contribution of $0.01 per share for discontinued operations.

In 2004, reported earnings were impacted in the fourth quarter by net gains from mark-to-market adjustments of $0.06 per share and by a net contribution of $0.02 per share for certain asset sales, impairment write-downs and other charges.

Reconciliations of the items above, which are included in reported earnings as determined in accordance with generally accepted accounting principles (GAAP) but excluded from adjusted earnings, can be found in Schedules 3 and 4 of this release.

Business Segment Results

The Regulated Businesses segment reported adjusted earnings of $0.40 per share in the fourth quarter of 2005 compared with adjusted earnings of $0.45 per share in the same period of 2004.  The decrease in earnings was primarily attributable to increased amortization of our Ohio regulatory transition charge and higher depreciation, taxes other than income taxes and financing costs.  Increased retail sales partially offset the decrease.

Fourth quarter adjusted earnings from the Commercial Businesses segment were $0.39 per share in 2005 compared with adjusted earnings of $0.27 per share from a year earlier.  The increase in earnings was primarily due to higher margins realized through price increases on existing long-term power agreements and through power and gas trading activities.

The Power Technology and Infrastructure Services segment reported an adjusted ($0.02) per share loss for the fourth quarter of 2005, as compared to an adjusted ($0.01) per share loss from the prior year.

Complete details of fourth quarter and full year 2005 results compared to 2004 can be found in Schedules 5 through 8 of this release.

Other Activities

In the fourth quarter, the Duke/Cinergy merger was approved by state regulatory commissions in Ohio, Kentucky and South Carolina, as well as the Federal Energy Regulatory Commission.   Agreements have been reached with certain intervening parties in Indiana and North Carolina, and votes by shareholders of both companies are expected in March 2006.  The merger is expected to close in the first half of 2006.

In December, the Public Utilities Commission of Ohio approved the first electric distribution base rate increase for The Cincinnati Gas & Electric Co. in more than 10 years.  The increase of $51.5 million, or approximately four percent, in annual revenues took effect in January 2006.  The Kentucky Public Service Commission approved an increase of $8.1 million in The Union Light, Heat and Power Co.’s base rates for natural gas distribution service. Approximately $4.5 million of the approved increase reflects revenue which had already been recovered through a tracking mechanism.  The KPSC also renewed the tracking mechanism for costs associated with the accelerated gas main replacement program.

PSI Energy Inc. reached a settlement with the Indiana Office of Utility Consumer Counselor and the PSI Industrial Group on the company’s environmental compliance plan.  The environmental construction program will further reduce PSI’s power plant emissions in response to new federal environmental rules to improve air quality. PSI is seeking Indiana Utility Regulatory Commission approval of the settlement and expects a commission decision in the first half of 2006.

Cinergy Corp. has a balanced, integrated portfolio consisting of two core businesses: regulated operations and commercial businesses. Cinergy’s regulated public utilities in Ohio, Indiana, and Kentucky serve 1.5 million electric customers and about 500,000 gas customers. In addition, its regulated operations own 8,100 megawatts of generation. Cinergy’s competitive commercial businesses have 5,200 megawatts of generating capacity with a profitable balance of stable existing customer portfolios, new customer origination, marketing and trading, and industrial-site cogeneration.  Cinergy’s integrated businesses make it a Midwest leader in providing both low-cost generation and reliable electric and gas service.

Forward-Looking Statements
This document includes statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements regarding benefits of the proposed mergers and restructuring transactions, integration plans and expected synergies, anticipated future financial operating performance and results, including estimates of growth. These statements are based on the current expectations of management of Duke Energy and Cinergy. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this document. For example, (1) the companies may be unable to obtain shareholder approvals required for the transaction; (2) the companies may be unable to obtain regulatory approvals required for the transaction, or required regulatory approvals may delay the transaction or result in the imposition of conditions that could have a material adverse effect on the combined company or cause the companies to abandon the transaction; (3) conditions to the closing of the transaction may not be satisfied; (4) problems may arise in successfully integrating the businesses of the companies, which may result in the combined company not operating as effectively and efficiently as expected; (5) the combined company may be unable to achieve cost-cutting synergies or it may take longer than expected to achieve those synergies; (6) the transaction may involve unexpected costs or unexpected liabilities, or the effects of purchase accounting may be different from the companies’ expectations; (7) the credit ratings of the combined company or its subsidiaries may be different from what the companies expect; (8) the businesses of the companies may suffer as a result of uncertainty surrounding the transaction; (9) the industry may be subject to future regulatory or legislative actions that could adversely affect the companies; and (10) the companies may be adversely affected by other economic, business and/or competitive factors. Additional factors that may affect the future results of Duke Energy and Cinergy are set forth in their respective filings with the Securities and Exchange Commission (“SEC”), which are available at www.duke-energy.com/investors and www.cinergy.com/investors, respectively. Duke Energy and Cinergy undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

In connection with the proposed transaction, a registration statement of Duke Energy Holding Corp. (Registration No. 333-126318), which includes a preliminary prospectus and a preliminary joint proxy statement of Duke Energy and Cinergy, and other materials have been filed with the SEC and are publicly available. WE URGE INVESTORS TO READ THE DEFINITIVE JOINT PROXY STATEMENT-PROSPECTUS WHEN IT BECOMES AVAILABLE AND THESE OTHER MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT DUKE ENERGY, CINERGY, DUKE ENERGY HOLDING CORP. AND THE PROPOSED TRANSACTION. Investors will be able to obtain free copies of the joint proxy statement-prospectus as well as other filed documents containing information about Duke Energy and Cinergy at http://www.sec.gov, the SEC’s Web site. Free copies of Duke Energy’s

SEC filings are also available on Duke Energy’s Web site at  http://www.duke-energy.com/investors/, and free copies of Cinergy’s SEC filings are also available on Cinergy’s Web site at http://www.cinergy.com.

Participants in the Solicitation

Duke Energy, Cinergy and their respective executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from Duke Energy’s or Cinergy’s stockholders with respect to the proposed transaction. Information regarding the officers and directors of Duke Energy is included in its definitive proxy statement for its 2005 annual meeting filed with the SEC on March 31, 2005. Information regarding the officers and directors of Cinergy is included in its definitive proxy statement for its 2005 annual meeting filed with the SEC on March 28, 2005. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities, holdings or otherwise, will be set forth in the registration statement and proxy statement and other materials to be filed with the SEC in connection with the proposed transaction.

###